Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-257262 and 333-283368) and Form S-8 (Nos. 333-245144, 333-256805, and 333-266238) of Babcock & Wilcox Enterprises, Inc. (the Company) of our reports dated March 16, 2026, relating to the consolidated financial statements and schedule, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2025.

/s/ BDO USA, P.C.

Cleveland, Ohio
March 16, 2026